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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 6, 1999 relating to the financial statements and financial highlights which appear in the October 31, 1999 Annual Report to Shareholders of Strong Advisor Short Duration Bond Fund (formerly known as the Strong Short-Term Global Bond Fund) (one of the portfolios constituting the Strong Short-Term Global Bond Fund Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
November 28, 2000